Exhibit 8.1

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants

June 29, 2007

Board of Directors

1st Pacific Bancorp and Landmark National Bank

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed merger of Landmark National Bank. (“Landmark”), with and into 1st Pacific Bank of California Bank (“Bank”).

FACTS

1st Pacific Bancorp, a corporation organized in California (“Company”), is the parent corporation of 1st Pacific Bank of California, also a California corporation, which engages in the business of general commercial banking. Company does not directly engage in the business of general commercial banking but instead does so indirectly as the holding company for Bank.

Landmark National Bank is a national banking association organized under the laws of the United States and engages in the business of general commercial banking.

The terms of the proposed merger (the “Merger”) are contained in the Agreement and Plan of Reorganization and Merger dated as of February 22, 2007 (the “Agreement”) pursuant to which Landmark will merge with and into Bank.

Terms not otherwise defined in this letter shall have the meanings assigned to them in the Agreement.

You have permitted us to assume in preparing this opinion that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreement, (2) the facts and information set forth in the registration statement on Form S-4 that is being filed with the Securities and Exchange Commission in connection with the Merger (the “Form S-4”) accurately describes all material aspects of the merger, and (3) all of the factual information, descriptions, representations and assumptions set forth in this letter, in the Agreement, in the letters to us from Company and Bank and Landmark dated June 29, 2007, (the “Letters”), and in the Proxy Statement dated on or about May 14, 2007, and mailed to Company and Landmark shareholders in connection with the annual meeting of shareholders to approve the Merger, are accurate and complete and will be accurate and complete at the time the Merger becomes effective (the “Effective Date”). We have not independently verified any factual matters relating to the Merger with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

The Agreement provides that Landmark will be merged with and into Bank, with the Bank being the surviving corporation, in accordance with the applicable provisions of state law. The Merger has been approved as required by law by the Bank shareholders at the annual shareholders meeting on June 21, 2007.

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On the Effective Date, all assets and liabilities of Landmark will be transferred by operation of law to Bank; the separate corporate existence of Landmark will cease, and, each share of Landmark Common Stock then outstanding will be converted into (i) shares of Company Common Stock in accordance with the exchange ratio, or (ii) cash in accordance with Per Share Cash Consideration, at the election of the holder of such share of Landmark Common Stock.

The “Aggregate Cash Amount” means the sum of (i) $8,355,780 and (ii) the product obtained by multiplying (A) the number of shares of Landmark Common Stock obtained upon exercise of Landmark Stock Options and Landmark Warrants after the date of the Agreement and prior to the Effective Date by (B) 0.35, multiplied by (C) the Per Share Cash Consideration.

No fractional shares of Company Common Stock will be issued in the merger.  Each holder of Landmark Common Stock who otherwise would be entitled to receive a fraction of a share of Company Common Stock will receive, instead, cash equal to the product (calculated to eight places) obtained by multiplying such fractional share by the Per Share Consideration.

The total amount of cash to be exchanged for Landmark shares will be the sum of (i) cash paid to dissenters, (ii) cash exchanged in lieu of issuing fractional shares of Company Common Stock and (iii) the “Aggregate Cash Amount.”

You may also rely on the following additional representations and/or assumptions:

1.               The Merger will be a statutory merger. The merger will be in accordance with the laws of the State of California and the United States. All of the assets and liabilities of Landmark will be transferred to Bank and the legal existence of Landmark will cease to exist.

2.               The fair market value of the Company Common Stock and other consideration received by each Landmark shareholder will be approximately equal to the fair market value of the Landmark Common Stock surrendered in the exchange.

3.               Landmark has not (and, as of the Effective Date, will not have) redeemed, and no person related (within the meaning of Treasury Regulation 1.368-l(e)(3)) to Landmark has (or, as of the Effective Date, will have) acquired, any stock of Landmark (1) within one year prior to the Effective Date, or, (2) as part of a plan which includes the Merger.

4.               Except as provided in the next sentence, Company, Bank, Landmark and the shareholders of Landmark will pay their respective expenses, if any, incurred in connection with the Merger. Company will pay or assume only those expenses of Landmark that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54,1973-1 C.B. 187.

5.               The liabilities of Landmark assumed by Bank and the liabilities to which the transferred assets of Landmark are subject were incurred by Landmark in the ordinary course of its business.

6.              There is no intercorporate indebtedness existing between Company or Bank and Landmark that was issued, acquired or will be settled at a discount.

7.              No parties to the Merger are investment companies as defined in sections 368(a)(2)(F)(iii) and (iv).

8.              Landmark, Company or Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A).

9.              The fair market value of the assets of Landmark transferred to Bank will equal or exceed the sum of the liabilities assumed by Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

10.        Except as described in the Proxy Statement, no dividends or distributions, other than regular or normal dividends or distributions, will be made with respect to any Landmark stock prior to the Merger. After the Merger, no dividends or distributions will be made to the former Landmark shareholders by Company, other than regular or normal dividend distributions made with regard to all shares of Company Common Stock.

11.        None of the compensation received by any shareholder-employees of Landmark will be separate consideration for, or allocable to, any of their shares of Landmark Common Stock. The compensation paid to any shareholder-employees of Landmark will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services. None of the Company Common Stock received by any shareholder-employee of Landmark will be in exchange for, or in consideration of, services rendered to Company, Landmark or any other entity by such shareholder-employee.

12.        The Merger is being effected for bona fide business reasons as described in the Proxy Statement.

13.        Prior to the Merger, Landmark will not sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) or Treasury Regulation § 1.368-1 (k).

14.        After the Merger, Bank will continue Landmarks historic businesses and will use a significant portion of Landmarks historic assets in those businesses.

15.        The total amount of cash to be paid will be less than 50% of the aggregate consideration as determined as of the Effective Date. Aggregate consideration is the sum of (i) total cash paid and (ii) the aggregate value of Company Common Stock issued in exchange for Landmark Common Stock.

16.        Company has no plan or intention to reacquire, and no person related (within the meaning of Treasury Regulation Section 1.368-l(e)(3)) to Company has any intention to acquire any of the Company Common Stock to be issued in the Merger.

OPINION

Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Agreement and based on the facts set forth in the Proxy Statement, the Letters, and this letter (including all assumptions and representations), it is our opinion that for federal income tax purposes:

1.                  The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

2.                  The Company, Bank and Landmark will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on the understanding that the relevant facts are, and will be on the Effective Date, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change; our opinion would not be different.

We undertake no responsibility to update or supplement our opinion. Only Company, Landmark and Bank may rely on this opinion, and only with respect to the proposed Merger described herein.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on From S-4. We also consent to the references to Vavrinek, Trine, Day & Co., LLP under the heading "Material United States Federal Income Tax Consequences" in the registration Statement and the Prospectus.

Very truly yours,

Vavrinek, Trine, Day & Co., LLP